Exhibit 99.1

Penn Virginia Corporation Reports Third Quarter 2017 Results

HOUSTON, November 8, 2017 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced its financial and operational results for the third quarter of 2017.

Third Quarter 2017 Overview

•	Closed the previously announced acquisition of Eagle Ford assets located primarily in Lavaca County, Texas on September 29, 2017.

•	Produced 9,396 barrels of oil equivalent per day (“BOEPD”), of which 73% was crude oil. For October 2017, production averaged approximately 12,200 BOEPD.

•	Incurred a net loss of $5.9 million, or $0.40 per diluted share and adjusted net income(1) of $8.6 million, or $0.57 per diluted share. Generated adjusted EBITDAX(1) of $21.5 million, or approximately $24.85 per barrel of oil equivalent (“BOE”), which represents a 63% margin.

•	Successfully completed the Chicken Hawk 5H well in a new landing zone of the lower Eagle Ford shale, which could optimize recoveries.

•	Recently replaced Penn Virginia’s two drilling rigs with three H&P flex drilling rigs in the Eagle Ford. With the increase in rig count, the Company expects production to be between 20,500 and 22,500 BOEPD for the full year 2018.

(1)	Adjusted net income and adjusted EBITDAX are non-GAAP financial measures. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

“Despite the impact of Hurricane Harvey, our operations team did an excellent job of safely and efficiently preparing for this unprecedented storm and quickly restoring production, and we appreciate their significant efforts during such a difficult time,” said John A. Brooks, President and Chief Executive Officer. “However, Hurricane Harvey did impact our near-term development plan by slowing the drilling and completions operations going into the fourth quarter. We are addressing this by adding a third rig to our program and made improvements to our operating team. Depending on commodity prices, we anticipate keeping the third rig active through the end of 2018. We expect this rig will allow us to increase our volumes to a range of 20,500 to 22,500 BOEPD for 2018 while still aiming to drill within cash flow by year end 2018.”

Mr. Brooks continued, “On our latest pad, we tested a new landing zone within the lower Eagle Ford about 40 feet above the traditional landing zone. The test well, Chicken Hawk 5H, is showing initial results exceeding the Company’s type curve. While it is early, we are encouraged by this data point in that it shows we can stack and stagger within the lower Eagle Ford and get better stimulation of the zone and optimize recoveries.”

Third Quarter 2017 Operating Results

Total production in the third quarter of 2017 decreased approximately 7% from the second quarter of 2017 to 864 thousand barrels of oil equivalent (“MBOE”), or 9,396 BOEPD. Approximately 73%, or 627 MBOE, was from crude oil, 14% from natural gas liquids (“NGLs”), and 13% from natural gas. For October 2017, production averaged approximately 12,200 BOEPD.

Penn Virginia drilled and turned to sales seven gross (five net) Eagle Ford wells during the quarter, completing operations on its Chicken Hawk and Jake Berger pads. The Company tested two different “stack and stagger” configurations. The Chicken Hawk 2H and Jake Berger 2H wells were landed in the upper Eagle Ford. The Chicken Hawk 5H well was landed in the upper portion of the lower Eagle Ford and is testing a new landing zone. The balance of the wells targeted the traditional lower Eagle Ford. Penn Virginia’s average working interest in the Chicken Hawk and Jake Berger pads are approximately 76% and 64%, respectively.

The table below shows production results and related operating information for the Company’s recent Eagle Ford wells:

	Gross / Net Wells	Lateral Length (Feet)	Frac Stages	Proppant (lbs per foot)	24-Hour IP Avg Daily Prod (1) (BOPD/1000 ft)	Equivalent Rate (BOEPD/1000 ft)	Oil %
2-String Type Curve		6000	24	2000	225	251	90%

Lager 3H	1 / .4	7920	40	2452	245	317	77%

Zebra 6H	1 / .4	4592	27	2817	247	276	89%
Zebra 7H	1 / .4	4860	29	2934	326	367	89%
Chicken Hawk 2H (2)	1 / .8	4386	22	2485	92	104	88%
Chicken Hawk 3H	1 / .8	4314	22	2213	178	196	90%
Chicken Hawk 4H	1 / .8	4822	24	2458	196	218	90%
Chicken Hawk 5H (3)	1 / .8	2866	16	1985	236	265	89%
Jake Berger 2H (2)	1 / .6	4730	24	2516	103	118	87%
Jake Berger 4H	1 / .6	4443	26	2811	212	239	89%
Jake Berger 5H	1 / .6	6211	36	2896	158	172	92%

(1)	Wellhead rates only; the natural gas associated with these wells is yielding between 135 and 155 barrels of NGLs per million cubic feet.
(2)	Well completed in the Upper Eagle Ford (“Marl”).
(3)	Well completed in the Upper Bench of the Lower Eagle Ford.

During the third quarter of 2017, Penn Virginia’s drilling operations were significantly impacted by mechanical issues on both of its contracted drilling rigs. The associated downtime resulted in delays and contributed to drilling shorter than expected laterals for several of the Company’s horizontal wells. Both of the previous drilling rigs have been released, and the Company has recently contracted three Helmerich and Payne (“H&P”) flex rigs.

To assist in the execution of Penn Virginia’s future drilling plans, the Company recently hired a Vice President of Operations with extensive drilling and completion experience in the Eagle Ford play. Penn Virginia has also expanded its team with several new key personnel, which will complement the Company’s existing operations and technical teams.

Penn Virginia has completed frac operations on the four-well Rhino Hunter pad and the wells have been placed on flowback. Frac operations have commenced on the three-well Oryx Hunter pad and the Company expects to turn these three wells to sales in late November 2017. Two of the H&P rigs are currently drilling wells on the Furrh pad located in Area 1 and the Geo Hunter pad located in Area 2. Operational improvements have already been realized as the Geo Hunter 3H was drilled four and a half days faster than the Lager 3H at an equivalent depth. The third H&P rig has begun mobilization and is expected to begin drilling on the Schacherl Effenberger pad located in Area 2 by mid-November 2017. A total of six wells on the three pads are expected to be drilled by the end of 2017, with completion operations anticipated to commence immediately following drilling operations. Given the uncertainty in timing of drilling and completion activities in the fourth quarter, the Company’s fourth quarter production volumes may not fully benefit from higher activity levels. This may cause lower than expected volumes during the fourth quarter depending on completion schedules causing some volumes to shift into the first quarter of 2018. Contingent upon the level of commodity prices, the Company currently plans to maintain a three-rig drilling program throughout 2018.

In the third quarter of 2017, Penn Virginia added 19,600 net acres through the acquisition and leased more than 300 incremental acres, thereby increasing its core acreage position to approximately 75,800 net acres, net of expirations for the quarter. The Company currently has an estimated 605 gross (454 net) drilling locations, of which 88% are Penn Virginia operated and 43 are anticipated to be extended reach laterals. Approximately 92% of the Company’s core acreage is held by production. This location count estimate does not include any locations in the upper Eagle Ford or Austin Chalk formations.

“Looking to next year, we have developed a detailed plan that supports our significant production growth targets, while remaining steadfast in our focus on maintaining financial discipline,” said Mr. Brooks. “I feel confident the new rigs and technical expertise we have added will restore our previous operational efficiency with a clear path to continued improvements.”

Third Quarter 2017 Financial Results

Total product revenues were $34.3 million in the third quarter of 2017 compared to $36.3 million in the second quarter of 2017, primarily due to a 7% decrease in production that was partially offset by increased commodity prices. Crude oil sales contributed approximately 87% of total product revenues.

Total direct operating expenses, which consist of lease operating expense (“LOE”), gathering, processing and transportation (“GPT”) expense, severance and ad valorem taxes, and cash general and administrative (“G&A”) expense, were $15.3 million, or $17.66 per BOE, in the third quarter of 2017 compared to $12.9 million, or $13.96 per BOE, in the second quarter. Cash G&A expense rose $3.1 million from the previous quarter to $5.9 million, with the increase substantially associated with $1.5 million of transaction-related expenses associated with the recent acquisition and added personnel costs to support future drilling plans.

Net loss for the third quarter of 2017 was $5.9 million, or $0.40 per diluted share, compared to net income of $21.3 million, or $1.42 per diluted share, in the second quarter of 2017.

Adjusted net income(1) was $8.6 million, or $0.57 per diluted share in the third quarter of 2017, compared to $9.9 million or $0.66 per diluted share in the second quarter of 2017.

Adjusted EBITDAX(1) was $21.5 million in the third quarter of 2017, an 8% decrease from the second quarter of 2017. Adjusted EBITDAX per BOE was $24.85 for the third quarter of 2017.

(1)	Adjusted net income and Adjusted EBITDAX are non-GAAP financial measures. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

Hedging Update

Penn Virginia enters into oil hedges on a portion of its production to help mitigate commodity price risk.

The table below sets forth Penn Virginia’s current oil hedge positions:

	WTI - Oil Volumes (Barrels Per Day)	WTI - Average Price ($/barrel)	LLS - Oil Volumes (Barrels Per Day)	LLS - Average Price ($/barrel)
2017 Q4	4,381	$48.59	663	$56.18
2018	5,477	$49.30	1,500	$51.97
2019	2,915	$49.87	2,500	$51.30
2020	1,000	$50.35	—	—

Balance Sheet and Liquidity

During the third quarter of 2017, the Company incurred $29.4 million of capital expenditures in addition to amounts incurred in connection with the recent acquisition. Drilling and completion capital represented approximately 98% of non-acquisition related capital. Penn Virginia underspent third quarter drilling and completion capital by approximately $20 million due primarily to delays caused by Hurricane Harvey and is shifting this amount to its 2018 capital spending program.

As of September 30, 2017, Penn Virginia had $57.0 million outstanding on its credit facility and liquidity of $187.2 million. As of November 6, 2017, the Company had $61.0 million outstanding on its credit facility and $179.7 million of liquidity.

The Company is committed to maintaining financial discipline and a strong balance sheet with a targeted net debt to EBITDAX ratio of 1.5x or below. Penn Virginia believes it will achieve its leverage target by the end of 2018 and expects to spend within cash flow by the fourth quarter of 2018. At the end of the third quarter of 2017, pro forma for the recent acquisition, the Company’s net debt to EBITDAX ratio was 2.4x.

Guidance

The table below sets forth the Company’s current operational guidance for 2017 and 2018.

	2017		2018
Production (BOEPD)		% oil		% oil
Fourth quarter	13,300 – 14,000	74%	23,000 – 25,000	73%
Full Year	10,400 – 11,000	73%	20,500 – 22,500	73%

Realized Price Differentials - Fourth Qtr.
Oil (off WTI, per barrel)	$ 1.00 - $2.00
Natural gas (off Henry Hub, per MMBtu)	$ 0.10 - $0.20

Direct Operating Expenses - Fourth Qtr., per BOE
Lease operating expense	$ 4.75 - $5.25
GPT expense	$ 2.75 - $3.00
Ad valorem and production taxes	$ 2.80 - $3.10
Cash G&A expense	$ 3.20 - $3.50

Fourth Quarter Capital Expenditures (millions)	$ 45 - $ 65

Full Year Capital Expenditures (millions)	$ 120 -$ 140		$ 255 - $ 295

•	With the third rig expected to remain through the end of 2018, the Company expects approximately 75% production growth from the fourth quarter of 2017 to the fourth quarter of 2018, and 100% production growth in 2018 over 2017 volumes.

•	Fourth quarter 2017 volumes are expected to be slightly lower than previous guidance due to drilling and completion delays but the Company anticipates achieving the previously guided to range of 14,600 to 15,200 BOEPD by the end of the fourth quarter of 2017.

•	Due to drilling schedule delays, full year capital expenditures for 2018 include approximately $20 million of spending that is shifting from 2017.

Third Quarter 2017 Conference Call

A conference call and webcast discussing third quarter 2017 financial and operational results is scheduled for Thursday, November 9, 2017 at 11:00 a.m. EST. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (877) 316-5288 (international: (734) 385-4977) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company’s website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.

An on-demand replay of the webcast will also be available on the Company’s website beginning shortly after the webcast. The replay will also be available from November 9, 2017 through November 16, 2017 by dialing (855) 859-2056 (international: (404) 537-3406) and entering the pass code 99844250.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “guidance,” “projects,” “estimates,” “expects,” “continues,” “intends,” “plans,” “believes,” forecasts,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: risks related to the recently completed acquisition, the Company’s ability to realize expected benefits of the recently completed acquisition; potential adverse effects of the completed bankruptcy proceedings on our liquidity, results of operations, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; the occurrence and effects of unusual weather or operating conditions, including force majeure events and hurricanes; new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting; plans, objectives, expectations and intentions contained in this press release that are not historical; our ability to execute our business plan in the current commodity price environment; any decline in and volatility of commodity prices for oil, NGLs, and natural gas; our anticipated production and development results; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and natural gas reserves; drilling and operating risks; concentration of assets; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; costs or results of any strategic initiatives; environmental obligations, results of new drilling activities, locations and methods, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to retain or attract senior management and key employees; counterparty risk related to the ability of these parties to meet their future obligations; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; litigation that impacts us, our assets or our midstream service providers; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Steve Hartman

Chief Financial Officer

Ph: (713) 722-6529

E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 30,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
Revenues
Crude oil	$29,963	$32,351	$5,508	$23,392	$92,387	$81,377
Natural gas liquids (NGLs)	2,393	2,043	333	1,680	6,738	6,064
Natural gas	1,977	1,880	475	1,889	6,200	6,208

Total product revenues	34,333	36,274	6,316	26,961	105,325	93,649
Gain (loss) on sales of assets, net	9	(134)	—	504	(60)	1,261
Other, net	117	142	33	(804)	462	(600)

Total revenues	34,459	36,282	6,349	26,661	105,727	94,310
Operating expenses
Lease operating	5,254	5,370	756	4,209	15,540	15,626
Gathering, processing and transportation	2,399	2,555	576	4,767	7,505	13,235
Production and ad valorem taxes	1,668	2,119	375	574	5,766	3,490
General and administrative	5,939	2,873	1,476	6,748	12,093	37,434

Total direct operating expenses	15,260	12,917	3,183	16,298	40,904	69,785
Share-based compensation - equity classified awards	1,013	848	—	147	2,707	1,511
Exploration	—	—	—	4,641	—	10,288
Depreciation, depletion and amortization	10,659	11,076	2,029	8,024	31,545	33,582

Total operating expenses	26,932	24,841	5,212	29,110	75,156	115,166

Operating income (loss)	7,527	11,441	1,137	(2,449)	30,571	(20,856)
Other income (expense)
Interest expense	(1,202)	(1,274)	(218)	(1,363)	(3,014)	(58,018)
Derivatives	(12,275)	11,061	(4,369)	8,934	15,802	(8,333)
Other	3	101	9	(2,154)	104	(3,184)
Reorganization items, net	—	—	—	1,152,373	—	1,144,993

Income (loss) before income taxes	(5,947)	21,329	(3,441)	1,155,341	43,463	1,054,602
Income tax benefit (expense)	—	—	—	—	—	—

Net income (loss)	(5,947)	21,329	(3,441)	1,155,341	43,463	1,054,602
Preferred stock dividends	—	—	—	—	—	(5,972)

Net income (loss) attributable to common shareholders	$(5,947)	$21,329	$(3,441)	$1,155,341	$43,463	$1,048,630

Net income (loss) per share:
Basic	$(0.40)	$1.42	$(0.23)	$12.94	$2.90	$11.91
Diluted	$(0.40)	$1.42	$(0.23)	$10.37	$2.89	$8.50

Weighted average shares outstanding:
Basic	14,994	14,992	14,992	89,292	14,993	88,013
Diluted	14,994	15,050	14,992	111,458	15,062	124,087

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 30,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
Production
Crude oil (MBbls)	627	685	127	547	1,920	2,311
NGLs (MBbls)	125	131	27	133	375	533
Natural gas (MMcf)	676	653	174	695	2,094	3,012
Total (MBOE)	864	925	183	796	2,644	3,346

Prices
Crude oil ($ per Bbl)	$47.78	$47.25	$43.35	$42.75	$48.12	$35.21
NGLs ($ per Bbl)	$19.19	$15.59	$12.56	$12.66	$17.98	$11.37
Natural gas ($ per Mcf)	$2.92	$2.88	$2.73	$2.72	$2.96	$2.06

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$49.04	$46.57	$43.35	$44.68	$47.25	$55.98
NGLs ($ per Bbl)	$19.19	$15.59	$12.56	$12.66	$17.98	$11.37
Natural gas ($ per Mcf)	$2.92	$2.88	$2.73	$2.72	$2.96	$2.06

Aggregate price (excluding the effects of derivatives)	$39.72	$39.24	$34.59	$33.88	$39.84	$27.99
% oil production	72.5%	74.1%	69.6%	68.8%	72.6%	69.1%

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	September 30,	December 31,
	2017	2016
Assets
Current assets	$64,838	$38,884
Net property and equipment	486,060	247,473
Other assets	11,343	5,329

Total assets	$562,241	$291,686

Liabilities and shareholders’ equity
Current liabilities	$75,870	$62,629
Other liabilities	9,554	18,509
Total long-term debt, net	245,055	25,000
Total shareholders’ equity	231,762	185,548

Total liabilities and shareholders’ equity	$562,241	$291,686

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 12,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
Cash flows from operating activities
Net income (loss)	$(5,947)	$21,329	$(3,441)	$1,155,341	$43,463	$1,054,602
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash reorganization items	—	—	—	(1,178,302)	—	(1,178,302)
Depreciation, depletion and amortization	10,659	11,076	2,029	8,024	31,545	33,582
Accretion of firm transportation obligation	—	—	—	—	—	317
Derivative contracts:
Net losses (gains)	12,275	(11,061)	4,369	(8,934)	(15,802)	8,333
Cash settlements, net	788	(466)	—	1,056	(1,670)	48,008
(Gain) loss on sales of assets, net	(9)	134	—	(504)	60	(1,261)
Non-cash exploration expense	—	—	—	4,325	—	6,038
Non-cash interest expense	374	800	38	—	1,362	22,189
Share-based compensation (equity-classified)	1,013	848	—	147	2,707	1,511
Other, net	21	20	—	—	59	(13)
Changes in operating assets and liabilities	(4,897)	4,195	585	3,321	(11,430)	35,243

Net cash provided by (used in) operating activities	14,277	26,875	3,580	(15,526)	50,294	30,247

Cash flows from investing activities
Acquisition, net	(200,162)	—	—	—	(200,162)	—
Capital expenditures	(24,261)	(25,842)	—	(784)	(67,844)	(15,359)
Proceeds from sales of assets, net	—	—	—	98	—	224
Other, net	—	—	—	—	—	1,186

Net cash used in investing activities	(224,423)	(25,842)	—	(686)	(268,006)	(13,949)

Cash flows from financing activities
Proceeds from credit facility borrowings	25,000	7,000	—	75,350	39,000	75,350
Repayment of credit facility borrowings	(5,000)	—	(21,000)	(113,653)	(7,000)	(119,121)
Proceeds from second lien loans, net	196,000	—	—	—	196,000	—
Debt issuance costs paid	(8,472)	(1,090)	—	(3,011)	(9,562)	(3,011)
Proceeds received from rights offering, net	—	55	—	49,943	55	49,943
Other, net	—	(25)	—	—	(55)	—

Net cash provided by (used in) financing activities	207,528	5,940	(21,000)	8,629	218,438	3,161

Net (decrease) increase in cash and cash equivalents	(2,618)	6,973	(17,420)	(7,583)	726	19,459
Cash and cash equivalents - beginning of period	10,105	3,132	31,414	38,997	6,761	11,955

Cash and cash equivalents - end of period	$7,487	$10,105	$13,994	$31,414	$7,487	$31,414

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit amounts)

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”

Adjusted EBITDAX represents net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense, exploration, and share-based compensation expense, further adjusted to exclude the effects of gains and losses on sales of assets, accretion of firm transportation obligation, non-cash changes in the fair value of derivatives, and special items including acquisition transaction costs, reorganization items, strategic and financial advisory costs, restructuring expenses and account write-offs and reserves prior to our emergence from bankruptcy. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 30,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
Net income (loss)	$(5,947)	$21,329	$(3,441)	$1,155,341	$43,463	$1,054,602
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	1,202	1,274	218	1,363	3,014	58,018
Income tax (benefit) expense	—	—	—	—	—	—
Depreciation, depletion and amortization	10,659	11,076	2,029	8,024	31,545	33,582
Exploration	—	—	—	4,641	—	10,288
Share-based compensation expense (equity-classified)	1,013	848	—	147	2,707	1,511
Loss (gain) on sale of assets, net	(9)	134	—	(504)	60	(1,261)
Accretion of firm transportation obligation	—	—	—	—	—	317
Adjustments for derivatives:
Net losses (gains)	12,275	(11,061)	4,369	(8,934)	(15,802)	8,333
Cash settlements, net	788	(466)	—	1,056	(1,670)	48,008
Adjustment for special items:
Acquisition transaction costs	1,505	—	—	—	1,505	—
Reorganization items, net	—	—	—	(1,152,373)	—	(1,144,993)
Strategic and financial advisory costs	—	—	—	—	—	18,036
Restructuring expenses	—	—	18	2,722	(20)	3,821
Account write-offs and reserves prior to emergence from bankruptcy	—	—	—	3,123	—	3,123

Adjusted EBITDAX	$21,486	$23,134	$3,193	$14,606	$64,802	$93,385

Adjusted EBITDAX per BOE	$24.85	$25.02	$17.49	$18.36	$24.51	$27.91

Reconciliation of GAAP “General administrative expenses” to Non-GAAP “Adjusted cash-based general and administrative expenses”

Adjusted cash-based general and administrative expense (“Adjusted G&A”) is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash share-based compensation expense. We believe that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 30,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
General and administrative expenses - direct	$5,939	$2,873	$1,476	$6,748	$12,093	$37,434
Share-based compensation - equity-classified awards	1,013	848	—	147	2,707	1,511

GAAP General and administrative expenses	6,952	3,721	1,476	6,895	14,800	38,945
Less: Share-based compensation - equity-classified awards	(1,013)	(848)	—	(147)	(2,707)	(1,511)
Significant special charges:
Acquisition transaction costs	(1,505)	—	—	—	(1,505)	—
Strategic and financial advisory costs	—	—	—	—	—	(18,036)
Restructuring expenses	—	—	(18)	(2,722)	20	(3,821)

Adjusted cash-based general and administrative expenses	$4,434	$2,873	$1,458	$4,026	$10,608	$15,577

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted net income (loss) attributable to common shareholders”

Adjusted net income (loss) is a non-GAAP financial measure that represents net income (loss) adjusted to exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, net gains and losses on the sales of assets, acquisition transaction costs, reorganization items, strategic and financial advisory costs, restructuring expenses and account write-offs and reserves prior to our emergence from bankruptcy. We believe that Non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share amounts provide meaningful supplemental information regarding our operational performance. This information facilitates management’s internal comparisons to the Company’s historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, the Company believes that our investors can benefit by evaluating both non-GAAP and GAAP results. Adjusted net income (loss) non-GAAP is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss).

	Successor	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended June 30,	September 13 Through September 30,	July 1 Through September 12,	Nine Months Ended September 30,	January 1 Through September 12,
	2017	2017	2016	2016	2017	2016
Net income (loss)	$(5,947)	$21,329	$(3,441)	$1,155,341	$43,463	$1,054,602
Adjustments for derivatives:
Net losses (gains)	12,275	(11,061)	4,369	(8,934)	(15,802)	8,333
Cash settlements, net	788	(466)	—	1,056	(1,670)	48,008
Loss (gain) on sale of assets, net	(9)	134	—	(504)	60	(1,261)
Acquisition transaction costs	1,505	—	—	—	1,505	—
Reorganization items, net	—	—	—	(1,152,373)	—	(1,144,993)
Strategic and financial advisory costs	—	—	—	—	—	18,036
Restructuring expenses	—	—	18	2,722	(20)	3,821
Account write-offs and reserves prior to emergence from bankruptcy	—	—	—	3,123	—	3,123
Impact of adjustment on income taxes	—	—	—	—	—	—

Adjusted net income (loss)	$8,612	$9,936	$946	$431	$27,536	$(10,331)

Adjusted net income (loss) attributable to common shareholders, per diluted share	$0.57	$0.66	$0.06	$0.00	$1.83	$(0.08)